Oppenheimer Gold & Special Minerals Fund
NSAR Exhibit – Item 77I

Oppenheimer Gold & Special Minerals Fund (the "Registrant") began offering Class I shares on October 26, 2012.  Post−Effective Amendment No. 53 (10-24-12) to the Registrant's Registration Statement, Accession Number 0000728889-12-001715, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.